Exhibit 6.38

MANAGEMENT CONSULTING AGREEMENT

THIS MANAGEMENT CONSULTING AGREEMENT is made this 1st day of July, 2017 (the “Effective Date”), by and between Market Development Consulting Group, Inc. d/b/a MDC Group (“Consultant”), a Wisconsin corporation with mailing address 7845 N. Links Circle, Fox Point, WI, 53217, and Level Brands, Inc., (“Company”), a Delaware corporation with principal executive offices located at 4521 Sharon Road Suite 407, Charlotte, NC 28211.

WHEREAS, Consultant provides management consulting services; and

WHEREAS, Company wishes to retain Consultant to provide such services to Company in preparation for its Initial Public Offering (the “IPO”), on the terms and conditions set forth herein.

NOW THEREFORE, for the mutual promises and other consideration described herein, the parties hereto agree as follows:

1. Information to be furnished by Company. Company shall furnish Consultant with current public information about Company, including any filings with the Securities and Exchange Commission related to an IPO, its most recent Annual Report to Shareholders, its most recent Proxy Statement, and shall also provide any other public information reasonably requested by Consultant (“Company Information”). Consultant acknowledges that Company will, from time to time in the course of consulting with Consultant on press releases and other communications to the public and to broker/dealer and institutional investor networks, provide to Consultant nonpublic information. For so long as such information remains nonpublic or unless and until Company advises Consultant that such information no longer is material, Consultant shall refrain from trading in any securities of Company or advising others to do so and shall refrain from disclosing or disseminating such information to any other party except as directed and approved by Company.

Company shall be responsible to assure Company Information accurately and fairly presents the financial condition and results of operations of Company as of the dates indicated thereon. Consultant shall have no liability for any misstatement or omission in Company Information, and Company shall be obligated to indemnify and defend Consultant against any claim, action or proceeding brought by any party against Consultant asserting such third party has been injured as a result of any such misstatement or omission.

2. Management Consulting Services. Consultant shall assist Company’s management in developing and executing its investor and corporate communications presentations.

Consultant is an independent contractor and is not an officer, employee, servant, agent, partner or joint venturer of Company. In the performance of services under this Agreement, Consultant’s Staff shall not be, and shall not hold themselves out to be, an officer, employee, servant, agent, partner or joint venturer of Company and shall have no authority to legally bind Company unless expressly authorized to do so in writing by an authorized executive officer of Company.

3. Term and Termination. This Agreement shall become effective as of the date written above, and shall remain in effect until the completion of the Company’s IPO or no later than the close of business on September 30, 2017 (“Expiration Date”). Upon expiration or non-renewal of this Agreement, the parties hereto shall have no further duty or obligations hereunder; provided that Company shall remain obligated to defend and indemnify Consultant as described in paragraph 1 of this Agreement and to make any payments of retainer fees and reimbursable expenses pursuant to paragraph 4 and paragraph 5 which remain unpaid as of the effective date of expiration or non-renewal.

4. Compensation for Services.

(a) Consulting Fee. For the term of this Agreement, Company shall pay to Consultant a fee of US $20,000.00 in two installments. Upon execution, Company shall remit the first payment of $10,000.00 and shall issue to Consultant 5,000 shares of its common stock.

The second installment shall be due and payable by Company on August 1, 2017 (the “Payment Date”). Failure by Company to pay the second installment on the Payment Date shall entitle Consultant to cease providing services pursuant to this Agreement unless and until said payment (together with any applicable late payment fee or penalty) is tendered in full, in addition to any other rights or remedies Consultant may have under this Agreement, at law or in equity, on account of such late payment. Payment of the second installment shall be made on the Payment Date pursuant to this agreement, without further notice or invoice by Federal Funds Wire or ACH Transfer to Consultant.

Any payment made more than thirty (30) days after the Payment Date will be subject to an interest charge at the rate of 18% per year from the Payment Date until the date paid or, if less, the maximum legal rate permissible under applicable law.

Company shall have taken all steps necessary to assure that such shares of the Company, will constitute duly authorized, fully-paid upon issuance, non-assessable, validly issued and outstanding shares of common stock of Company.

5. Reimbursement for Expenses. Company shall reimburse Consultant for reasonable out-of-pocket expenses incurred by Consultant in connection with performing services pursuant to this Agreement, including without limitation travel, meals, lodging, mobile telephone, and long distance telephone. Notwithstanding the forgoing, any individual expenses in excess of $2,000.00, must be pre-approved by Company in writing or such expense may be disallowed. Company agrees to make reimbursement payments for out-of-pocket expenses upon receipt of Consultant’s invoice. Any reimbursement payments owed but not made within fifteen (15) days following the Company's receipt of invoice shall accrue interest from the invoice date at the rate of 18% per year, or, if less, the maximum rate permitted under applicable law.

6. Consultant’s Representations and Warranties. Consultant represents and warrants to Company that Consultant has all requisite power and authority and has taken all actions necessary to authorize the execution, delivery and performance by it of this Agreement. This Agreement constitutes the valid and binding obligations of Consultant, enforceable against Consultant in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to the rights of creditors generally and for general principles of equity.

EXCEPT AS STATED IN THE PRECEEDING PARAGRAPH, CONSULTANT MAKES NO REPRESENTATIONS OR WARRANTIES WITH RESPECT TO THE QUALITY OF SERVICES TO BE PROVIDED HEREUNDER OR ANY RESULTS TO BE ACHIEVED, AND HEREBY EXPRESSLY DISCLAIMS THE EXISTENCE OF ANY SUCH REPRESENTATIONS AND WARRANTIES, INCLUDING WITHOUT LIMITATION THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. CONSULTANT SHALL HAVE NO LIABILITY FOR ANY INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES SUFFERED BY COMPANY.

7. Company’s Representations and Warranties. Company represents and warrants to Consultant that Company has all requisite corporate or other power and authority, and has taken all corporate or other actions necessary to authorize, the execution, delivery and performance by it of this Agreement. This Agreement constitutes, and upon execution will constitute, the valid and binding obligations of Company, enforceable against Company in accordance with their respective terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to the rights of creditors generally and for general principles of equity.

8. Insurance.                                 Company shall include Consultant as an insured under the director and officer insurance policy it maintains for its directors and officers.

9. Miscellaneous. Neither party may assign its rights or duties under this Agreement without the express prior written consent of the other party, except that (i) either party may assign all of its rights hereunder together with all of its obligations hereunder to any third party with which it may merge or consolidate or to a purchaser of substantially all of the assets of such party and (ii) Consultant may, without Company’s consent, assign to any party affiliated with Consultant or to any independent contractor who renders services to Consultant in connection with Consultant’s performance of this Agreement Consultant’s right to receive all or any portions of the Consulting Fee, Common Stock and reimbursable expenses due and owing to Consultant.

“Company” as used in this Agreement, shall mean Level Brands, Inc. and all of its wholly owned subsidiaries.

This Agreement contains the entire understanding of the parties with respect to the subject matter hereof. The terms of this Agreement may be altered only by written agreement between the parties. The failure of either party to object to or take affirmative action with respect to any conduct of the other which is in violation of the terms of this Agreement shall not be construed as a waiver of the violation or breach, or of any future similar violation or breach.

This Agreement shall be construed, interpreted and enforced in accordance with the laws of the State of Wisconsin, without regard to its provisions governing choice of law.

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed by its duly authorized officer as of the Effective Date.

Level Brands, Inc.	Market Development Consulting Group, Inc.

By: /s/ Mark Elliott	By: /s/ David E. Castaneda
Mark Elliott, CFO & COO	David E. Castaneda, President

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